P&F INDUSTRIES REPORTS SECOND-QUARTER-2006 RESULTS

MELVILLE, N.Y., August 10, 2006 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the second quarter ended June 30, 2006.

SECOND-QUARTER RESULTS

Revenues for the second quarter of 2006 increased by 2.6% to $28.9 million, from $28.1 million in the same period in 2005. Earnings from continuing operations, which exclude the results of discontinued operations of Green Manufacturing and Embassy Industries, decreased by 11.1% to $1.3 million, or $.34 per diluted share, compared to $1.4 million, or $.37 per diluted share, in the second quarter of 2005.

Earnings from discontinued operations, net of taxes, were $43,000, or $.01 per diluted share, in the second quarter of 2006 compared to earnings of $42,000, or $.01 per diluted share, in 2005. Net earnings were $1.3 million, or $.35 per diluted share, in the second quarter of 2006 compared to $1.5 million, or $.38 per diluted share, in 2005.

The Company’s consolidated financial statements for all periods presented have been reclassified to reflect the operations of Green and Embassy as discontinued operations, which resulted from the disposition of certain assets of Green in several transactions occurring in the first and third quarters of 2005, as well as the disposition of certain assets of Embassy in the fourth quarter of fiscal 2005, to non-affiliated third parties in their respective industries. As mentioned in previous earnings releases, these dispositions were part of an overall strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz, commented, “Although our quarter’s earnings were down year-to-year, I am pleased to report that this period was our second-best second quarter in the Company’s history, following last year’s record second quarter. We continued to generate increased revenues at our Countrywide subsidiary, particularly through our Woodmark business unit where revenues grew $1.9 million, or 19.2%, this quarter compared to last year. Further, Countrywide’s revenues now include those from Pacific Stair Products, our newest acquisition, which was purchased by the Company on January 3, 2006. A 20% revenue decline at Florida Pneumatic tempered overall revenue results. Selling, general and administrative expenses grew at a faster rate than the consolidated revenue increase for the quarter. The growth in selling, general and administrative expenses was driven by several factors, including certain non-recurring professional and legal fees, planned increases in sales and marketing expenses that are intended to generate additional revenue in the coming periods, increased freight costs due to the increase in the price of oil and share-based compensation expense. As a result of these expenses, as well as the decrease in sales noted at Florida Pneumatic, our consolidated earnings from continuing operations were below last year. We remain confident in our future business outlook; however, we have decided to modify the 2006 annual guidance we have previously provided to reflect the impact from weaker-than-expected retail sales at Florida Pneumatic and margin compression at Woodmark.”

At Countrywide Hardware, revenues for the second quarter  increased 19.3% from $16.2 million to $19.3 million.  Woodmark’s revenues increased $1.9 million, or 19.2%. Revenues from the sale of staircase components increased for the quarter, benefiting from greater customer penetration. Further, revenues from our kitchen and bath products sold into the mobile home and remodeling markets have increased by $684,000, or 38.2%. In addition, Pacific Stair’s revenues were $1.7 million for the second quarter.  Finally, Nationwide’s revenues decreased by approximately $466,000, or 7.5%, primarily attributable to a decrease of approximately $289,000 and $123,000 in sales of fencing and patio products, respectively.

Gross profit margin at Countrywide decreased from 35.9% to 33.2%. The decrease in the gross profit percentage was due primarily to the impact from significant revenue increases in the lower-margin direct container business at Woodmark, as well as competitive pricing pressure on stair products in certain markets. Some cost increases from Asian suppliers due to increases in the cost of metals and the inclusion of Pacific Stair, which operates at a lower gross margin than the rest of the group, also contributed to margin erosion. The gross margin percentage decrease was partially offset by a favorable product mix and a shift by Nationwide to high-quality, lower-cost suppliers for some products. We have taken further steps to address Countrywide’s margin erosion with redesigned products that should generate improved margins for a major portion of the product line in the next several quarters.

Mr. Horowitz commented, “Countrywide’s Woodmark unit experienced record growth in revenues of its stair parts as compared to the prior-year quarter and its kitchen and bath division has strengthened relationships with certain customers in the mobile home and remodeling markets. Further, Countrywide’s West Coast operations have been recently enhanced by the acquisition of certain assets of Pacific Stair, a manufacturer of premium stair rail products, as well as a distributor of staircase components for Woodmark to the building industry, primarily in southern California and the southwestern region of the United States. We are encouraged about the long-term growth opportunities at Pacific Stair through its strategic alliance with Woodmark. Our combined product offering is now the most complete in this region of the country. Although fencing sales at Nationwide were down this quarter, they are up 4.6% on a year-to-date basis over the prior year, primarily reflecting increased demand from new and existing customers.”

Revenues at Florida Pneumatic decreased 20.0%, from $12.0 million in the second quarter of 2005 to $9.6 million in the second quarter of 2006, due to approximately $1.9 million less in retail promotions in the period, as well as a decrease in base sales of approximately $782,000. Base sales decreased as a result of decreased purchasing activity of approximately $722,000 from a significant retail customer as part of a program to reduce its overall inventory levels, which was further impacted by a $60,000 decrease in base sales from another significant retail customer. Partially offsetting these decreases were incremental revenues from new products in the retail channel of approximately $295,000 and increases in Berkley revenues of approximately $199,000 due to better market penetration.

Gross profit margin at Florida Pneumatic increased to 31.4% from 27.8%, due primarily to a lower proportionate amount of retail promotional sales in the current period, which historically have lower average margins, versus the prior-year period and the strength of the U.S. dollar in relation to the Japanese yen and the Taiwan dollar compared to the prior-year period. Gross profit margin increases were also impacted by a more favorable product mix.

Mr. Horowitz commented, “At Florida Pneumatic, we are focusing our efforts on improving gross margins by sourcing our products to other lower-cost, high-quality suppliers to offset pricing pressures in our retail business. We are on schedule for the replacement of a significant portion of our retail product line through the anticipated introduction in the third quarter and through year-end of a substantially redesigned offering with enhanced look and performance, which we believe will have a favorable impact on this sector. We also plan to increase our focus in the industrial sector through product development and various other channel initiatives. We see this as critical to our future success as this channel typically provides higher margins and we believe greater growth opportunities for Florida Pneumatic.”

FISCAL 2006 OUTLOOK

Concerning anticipated performance for 2006, Mr. Horowitz updated previously-issued guidance and stated, “We anticipate results from continuing operations for the year ending December 31, 2006 to be weaker than 2005, primarily due to margin degradation at Countrywide’s Woodmark and, to a lesser extent, the non-recurring corporate expenses noted in the first and second quarters and increased interest expense as the result of the increases in borrowing rates. We believe that the incremental results of operations of the newly-acquired Pacific Stair Products should partially offset these events.”

“We anticipate consolidated revenues to increase between 5% and 10%. We anticipate sales at Countrywide to increase between 15% and 20% primarily due to the inclusion of Pacific Stair Products and continued growth at Woodmark, principally in its stair parts business. We anticipate sales at Florida Pneumatic to decrease between 5% and 10% as increases in our industrial and catalog businesses are expected to be more than offset by decreases in our retail business.”

“Gross profit margins are anticipated to range from 31%-33%. Selling, general & administrative expenses are anticipated to range from 22% to 24% as a percentage of sales. Interest expense is expected to approximate $2.1 million. As a result of the above, we anticipate net earnings from continuing operations to decrease between 9% to 15% in 2006 in comparison to 2005.”

OTHER INFORMATION

P&F Industries, Inc. has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2006 second-quarter results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through August 17, beginning at 2:00 p.m. on August 10, and can be accessed by dialing (800) 642-1687 or (706) 645-9291, conference ID # 2677272.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-9800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	June 30, 2006	December 31, 2005
	(unaudited)	(derived from audited financial statements	)
Assets
Cash and cash equivalents	$1,502	$1,772
Accounts receivable - net	13,785	12,567
Notes and other receivables	1,431	2,727
Inventories - net	25,826	26,174
Deferred income taxes - net	1,496	1,496
Assets held for sale	575	623
Assets of discontinued operations	304	77
Prepaid expenses and other current assets	1,118	1,111

Total current assets	46,037	46,547

Property and equipment	15,641	14,482
Less accumulated depreciation and amortization	8,074	7,620
Net property and equipment	7,567	6,862
Goodwill	24,764	23,821
Other intangible assets - net	11,496	8,795
Other assets - net	447	809

Total assets	$90,311	$86,834

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,500	$3,000
Accounts payable	4,496	2,927
Income taxes payable	145	1,366
Other accrued liabilities	4,901	4,857
Current maturities of long-term debt	7,536	4,059
Liabilities of discontinued operations	1,870	2,358

Total current liabilities	25,448	18,567

Long-term debt, less current maturities	14,080	19,573
Deferred income taxes - net	978	978

Total liabilities	40,506	39,118

Total shareholders’ equity	49,805	47,716

Total liabilities and shareholders' equity	$90,311	$86,834

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
(In thousands, except per share data)	2006	2005	2006	2005

Net Revenues	$28,860	$28,130	$55,710	$52,454
Cost of sales	19,452	18,998	38,054	35,607
Gross profit	9,408	9,132	17,656	16,847
Selling, general and administrative expenses	6,748	6,121	13,048	11,537
Operating income	2,660	3,011	4,608	5,310
Interest expense - net	522	486	1,014	901
Earnings from continuing operations before income taxes	2,138	2,525	3,594	4,409
Income taxes	854	1,082	1,438	1,854
Earnings from continuing operations before discontinued operations	1,284	1,443	2,156	2,555

Discontinued operations (net of taxes):
Earnings (loss) from operations of discontinued operations	43	42	45	(178)
Gain on sale discontinued operations	-	-	-	71
Earnings (loss) from discontinued operations	43	42	45	(107)
Net earnings	$1,327	$1,485	$2,201	$2,448

Earnings (loss) per common share:

Basic:

Continuing operations	$.36	$.41	$.60	$.72
Discontinued operations	.01	.01	.01	(.03))
Net earnings (loss) per common share - basic	$.37	$.42	$.61	$.69

Diluted:

Continuing operations	$.34	$.37	$.56	$.66
Discontinued operations	.01	.01	.01	(.03))
Net earnings (loss) per common share - diluted	$.35	$.38	$.57	$.63

Weighted average common shares outstanding:

Basic	3,578	3,568	3,581	3,564

Diluted	3,825	3,880	3,829	3,878

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